EXHIBIT 8.1

May 17, 2007

The Goldman Sachs Group, Inc.
     85 Broad Street
          New York, NY 10004

Ladies and Gentlemen:

We have acted as counsel to The Goldman Sachs Group, Inc., a Delaware corporation (the “Company”) and Goldman Sachs Capital II, a Delaware statutory trust (the “Trust”) in connection with the preparation and filing of a Registration Statement on Form S-3 and each post-effective amendment thereto (as amended, the “Registration Statement”), including the prospectus, dated December 5, 2006 (the “Prospectus”), as supplemented by the Prospectus Supplement, dated May 8, 2007 (the “Prospectus Supplement”), with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to (A) $1,750,000,000 of 5.793% Fixed-to-Floating Rate Normal Automatic Preferred Enhanced Capital Securities (the “Normal APEX”), and an indeterminate number of Stripped Automatic Preferred Enhanced Capital Securities (the “Stripped APEX”) and Capital Automatic Preferred Enhanced Capital Securities (the “Capital APEX” and, together with the Normal APEX and the Stripped APEX, the “APEX”), (B) $1,750,010,000 principal amount of Remarketable 5.593% Junior Subordinated Notes due 2043, (C) 17,500.1 shares of the Company’s perpetual Non-Cumulative Preferred Stock, Series E, $100,000 liquidation preference per share (the “Preferred Stock”), (D) stock purchase contracts relating to the purchase of the Preferred Stock by the Trust, and (E) a guarantee of payment on the APEX to be provided by the Company.

In rendering the opinion set forth below, we have examined and relied upon such records, agreements, instruments and other documents as we have deemed relevant and necessary, including but not limited to (i) the Registration Statement, including the Prospectus and the Prospectus Supplement, (ii) the Amended and Restated Declaration of Trust of the Trust, dated as of May 15, 2007, among the Company, as Sponsor, The Bank of New York, as Property Trustee, The Bank of New York (Delaware), as Delaware Trustee, the individuals named therein, as Administrative

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Trustees, and the several holders thereof, (iii) the Subordinated Debt Indenture, dated as of February 20, 2004, between the Company and The Bank of New York, as Indenture Trustee, as supplemented by the Second Supplemental Indenture, dated as of May 15, 2007 (the “Second Supplemental Indenture”), relating to the Remarketable 5.593% Junior Subordinated Notes due 2043, (iv) the Stock Purchase Contract Agreement, dated as of May 15, 2007, between the Company and The Bank of New York, as Property Trustee, in respect of the Preferred Stock, (v) the Collateral Agreement, dated as of May 15, 2007, among the Company, U.S. Bank National Association, as Collateral Agent, Custodial Agent, Securities Intermediary and Securities Registrar, and the Trust, acting through The Bank of New York, as Property Trustee, and (vi) the Guarantee Agreement, dated as of May 15, 2007 (the “Fixed-to-Floating Rate Guarantee Agreement”), between the Company and The Bank of New York, as Guarantee Trustee, in respect of the Trust. In connection with such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

Our opinion set forth below is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, administrative pronouncements, and, judicial precedents, all as of the date hereof. The foregoing authorities may be repealed, revoked or modified, and any such change may have retroactive effect.

Based on the foregoing, and subject to the qualifications, limitations and assumptions set forth in the Prospectus Supplement or stated herein, we are of the opinion that the statements set forth in the Prospectus Supplement under the caption “Certain U.S. Federal Income Tax Consequences,” to the extent such statements summarize U.S. federal income tax consequences of the purchase, beneficial ownership and disposition of the APEX to “U.S. holders” (as defined therein), are accurate in all material respects.

We express no opinion with respect to the transactions referred to herein or in the Prospectus Supplement other than as expressly set forth herein, nor do we express any opinion herein concerning any law other than the federal tax law of the United States. Moreover, we note that our opinion is not binding on the Internal Revenue Service or courts, any of which could take a contrary position.

We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement and to the use of our name under the caption “Certain U.S. Federal Income Tax Consequences” in the Prospectus Supplement.

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Very truly yours,

/s/ Sullivan & Cromwell, LLP